Exhibit 3

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT, dated as of June 1, 1999, by and between Westwood One, Inc. a Delaware corporation (the "Company"), and David I. Saperstein (the "Executive").

         WHEREAS, Executive is currently employed by Metro Networks, Inc., a Delaware corporation ("Metro"), as Chairman of the Board and Chief Executive Officer;

         WHEREAS, the Company, Copter Acquisition Corp., a Delaware corporation ("Merger Sub"), and Metro entered into the Agreement and Plan of Merger, dated as of June 1, 1999 (the "Merger Agreement") pursuant to which Merger Sub is being merged (the "Merger") into Metro, and (b) simultaneously herewith, Executive is entering into a Non-Compete Agreement (the "Non-Compete Agreement"), pursuant to which Executive has agreed to refrain from taking certain actions in competition with the Company and its affiliates following the Effective Time (as defined in the Merger Agreement ); and

         WHEREAS, the Company desires to induce Executive after the Effective Time (the "Effective Date") to act as a consultant to the Company and to refrain from competing with the Company pursuant to the terms of the Non-Compete Agreement, and Executive desires to commit himself to act as a consultant to the Company and to refrain from competing with the Company pursuant to the terms of the Non-Compete Agreement;

         NOW THEREFORE, in order to effect the foregoing, the Company and Executive wish to enter into this Agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Term and Services to be Provided. Commencing on the Effective Date and continuing until two and one-half years after the Effective Date (the "Term"), Executive agrees to provide consulting services to the Company from time to time at the reasonable request of the Company up to a maximum of ten (10) hours per month. Such consulting services shall consist of advising the Company with respect to general business matters, issues and strategies relating to the Company's business. In the event that the Merger Agreement is terminated, this Consulting Agreement shall be cancelled and shall be of no force or effect.

                  2. Compensation.

                  (a) During the Term, the Company shall pay Executive consulting fees at the rate of $100,000 per annum, payable in arrears in equal monthly installments.

                  (b) Upon submission of all necessary properly completed expense reports requested by the Company, the Company shall reimburse Executive, or cause



NY2:\526658\06\B@D#06!.DOC\80764.0005
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Executive to be reimbursed, in cash for all reasonable, receipt-supported, business expenses incurred by Executive in accordance with the Company's policies in effect from time to time.

                  3. Title. The Company shall cause Executive to be appointed to the position of Vice-Chairman of Metro Networks, Inc., a wholly-owned subsidiary of the Company, during the Term.

                  4. Options. The Company and Executive agree that all Company Stock Options (as defined in the Merger Agreement) held by Executive and issued pursuant to any Company Option Plans (as defined in the Merger Agreement) and converted into the right to purchase Parent Common Stock (as defined in the Merger Agreement) in accordance with Section 2.3 of the Merger Agreement shall remain outstanding and shall continue to vest in accordance with the applicable terms of each of such Company Stock Options, and shall be exercisable for a period ending ninety (90) days after the end of the Term; provided, however, that any Company Stock Options which have not become exercisable to purchase shares of Parent Common Stock as of the termination of this Agreement shall be terminated, and Executive shall thereafter have no rights pursuant to such terminated Company Stock Options.

                  5. Termination of Stock Loan. The Company hereby agrees that it shall not, as successor of Metro to the Stock Loan and Pledge Agreement, dated as of October 16, 1996, by and between Metro and Executive, exercise its right to terminate such agreement pursuant to Section 4.1(a) thereof prior to the fifth anniversary of the Effective Date.

                  6. Termination.

                  (a) Death. Executive's consulting relationship with the Company hereunder shall terminate upon his death.

                  (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall be unable to perform the consulting services described herein for a continuous period of six months, the Company may terminate Executive's consulting relationship with the Company. In such event, Executive shall receive the compensation provided in Section 2(a) hereof in monthly installments of substantially equal amounts.

                  (c) Termination by the Company for Cause. The Company may terminate Executive's engagement for Cause after ten (10) days prior written notice from the Chief Executive Officer of the existence of any facts or circumstances constituting Cause if such facts or circumstances remain unremedied following such ten (10) day period. For purposes of this Agreement, The Company shall have "Cause" to terminate Executive's engagement hereunder upon Executive's:

                  i) conviction (including a plea of nolo contendere) for the commission of a felony; or


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                  ii) willful misconduct that is demonstrably and materially injurious to the Company, whether monetarily or otherwise; or

                  iii) breach of any of the provisions of the Non-Compete Agreement.

                  If the Company terminates Executive's engagement hereunder for Cause, the Company shall have no further obligations to Executive under this Agreement, except for the payment of any accrued and unpaid expenses.

                  7. Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

If to the Company:                  Westwood One, Inc.
                                    9540 Washington Boulevard
                                    Culver City, California  90232
                                    Attention:  Joel Hollander
                                    Facsimile:  (310) 840-4059

If to Executive:                    David I. Saperstein
                                    c/o Metro Networks, Inc.
                                    2800 Oak Post Boulevard
                                    Suite 4000
                                    Houston, Texas  77056
                                    Facsimile:  (713) 407-6049

Copy to:                            Paul Hastings, Janofsky & Walker LLP
                                    399 Park Avenue
                                    New York, NY  10022
                                    Attn:  Neil Torpey
                                    Facsimile:  (212) 319-4090

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  8. Executive's Independence and Discretion.

                  (a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein, Executive's relationship to the Company during the Term shall only be


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that of an independent contractor and Executive shall perform all services pursuant to this Agreement as an independent contractor.

                  (b) Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Executive performs his obligations under this Agreement shall be solely within his discretion.

                  9. Modifications. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

                  10. No Waiver. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

                  11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  12. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  13. Successors and Assigns. This Agreement shall inure to the benefit of and the successors and assigns of the Company. The Company may assign its rights under this Agreement in connection with any sale, transfer of other disposition of all or a substantial portion of the stock or assets of the Company. Executive may not assign his duties or obligations hereunder.

                  14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                  15. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  16. Governing Law. This Agreement shall be instituted and enforced in accordance with, and governed by, the laws of the State of New York applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles and policies of such state.

                         [SIGNATURES BEGIN ON NEXT PAGE]


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                     SIGNATURE PAGE TO CONSULTING AGREEMENT

                  IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date and year first above written.


                                          WESTWOOD ONE, INC.

                                          By: /s/ Farid Suleman
                                              ---------------------------------
                                              Name: Farid Suleman
                                              Title: Executive Vice President,
                                                     Chief Financial Officer
                                                     and Secretary



                                          /s/  David I. Saperstein
                                          -------------------------------------
                                          DAVID I. SAPERSTEIN